Exhibit 4.1

EXECUTION COPY

STOCKHOLDERS’ AGREEMENT

of

VIRGIN MOBILE USA, INC.

by and among

VIRGIN MOBILE USA, INC.,

CORVINA HOLDINGS LIMITED

and

SPRINT VENTURES, INC.

Dated as of October 16, 2007

- i -

THIS STOCKHOLDERS’ AGREEMENT (this “Agreement”) is entered as of October 16, 2007, by and among Virgin Mobile USA, Inc., a Delaware corporation (the “Company”), Corvina Holdings Limited, a company incorporated in the British Virgin Islands (“Corvina”), Cortaire Limited, a company incorporated in the British Virgin Islands (“Cortaire” and together with Corvina, “Virgin”), and Sprint Ventures, Inc., a Kansas corporation (“Sprint”). Virgin and Sprint, together with each Person who becomes a party hereto pursuant to Section 3.1, are referred to individually as a “Stockholder” and together as the “Stockholders”.

RECITALS

WHEREAS, the Company and the Stockholders are parties to that certain Reorganization and Purchase Agreement, dated as of October 10, 2007, as the same may hereafter be amended from time to time (the “Reorganization and Purchase Agreement”);

WHEREAS, following the consummation of the transactions contemplated by the Reorganization and Purchase Agreement, the Stockholders will beneficially own Equity Securities (as defined herein) of the Company;

WHEREAS, the Company is currently contemplating an underwritten initial public offering of the Class A common stock, par value $0.01 per share, of the Company (the “Initial Public Offering”); and

WHEREAS, in connection with, and effective upon, the Initial Public Offering, each of the Stockholders desires to promote the interests of the Company and the mutual interests of the Stockholders by establishing herein certain terms and conditions upon which the Equity Securities of the Company will be held following completion of the Initial Public Offering, including provisions restricting the transfer of shares of Equity Securities, and providing for certain corporate governance and other matters.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual promises hereinafter set forth, the Company and the Stockholders hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1. Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person.

“Amended and Restated PCS Services Agreement” shall mean the Amended and Restated PCS Services Agreement between the Company and Sprint Spectrum, L.P., governing the provision of telecommunication services by Sprint Spectrum, L.P. to the Company, dated as of October 16, 2007.

“Applicable Law” means, with respect to any Person, any statute, law, regulation, ordinance, rule, injunction, order, decree, governmental approval, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any governmental authority or the Exchange, applicable to such Person or its Subsidiaries or their respective assets.

“Audit Committee” has the meaning assigned to such term in Section 2.2(b).

“beneficial owner” or “beneficially own” has the meaning given such term in Rule 13d-3 under the Exchange Act and a Person’s beneficial ownership of Equity Securities of the Company shall be calculated in accordance with the provisions of such Rule; provided, however, that for purposes of determining beneficial ownership, no Person shall be deemed to beneficially own any security solely as a result of such Person’s execution of this Agreement.

“Board” means the Board of Directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

“By-laws” means the By-laws of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the terms of the Charter and the terms of this Agreement.

“CEO Designee” has the meaning assigned to such term in Section 2.1(a).

“Change of Control” means:

(i) A transaction of merger, reorganization, consolidation or similar form of business transaction directly involving the Company or indirectly involving the Company through one or more intermediaries unless, immediately following such transaction, more than 50% of the voting power of the then outstanding voting stock of the Company resulting from consummation of such transaction (including, without limitation, any parent or ultimate parent corporation of such Person that as a result of such transaction owns directly or indirectly the Company and all or substantially all of the Company’s assets) is held by the existing stockholders of the Company; or

(ii) the Company, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to another Person other than as permitted under the Reorganization and Purchase Agreement; or

(iii) the acquisition of control of the Company by a Person or group of Persons. For the purposes of this definition, the term “control” shall mean the possession, directly or indirectly, of the power to either (a) vote more than fifty percent (50%) of the securities having ordinary voting power for the election of directors (or comparable positions in the case of partnerships and limited liability companies), or (b) direct or cause the direction of the management and policies of such Person whether by contract or otherwise (for the avoidance of doubt, consent rights do not constitute control for the purpose of this definition); or

(iv) individuals who constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date of this Agreement, whose election or nomination for election is either (A) contemplated by a written agreement among stockholders of the Company on the date of this Agreement or (B) was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall be deemed to be an Incumbent Director; or

(v) the Company’s liquidation or dissolution.

“Charter” means the Amended and Restated Certificate of Incorporation of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and the terms of this Agreement.

“Common Stock” means the Class A common stock, par value $0.01 per share, of the Company, which is entitled to one vote per share on all matters upon which stockholders are entitled to vote.

“Compensation Committee” has the meaning assigned to such term in Section 2.2(a).

“CPI” means the Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average for All Items, as published by the United States Department of Labor Bureau of Labor Statistics, or any successor organization.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Controlled Company Event” has the meaning assigned to such term in Section 2.1(d).

“Controlled Company Event Date” has the meaning assigned to such term in Section 2.1(d).

“Director” means any member of the Board.

“Direct Strategic Competitor” shall mean

(1) For the purposes of Section 2.1(c): (i) with respect to Virgin, any of the following Persons and (x) their Subsidiaries as of the date hereof, (y) any other Person that becomes a Subsidiary of any such Person subsequent to the date hereof other than in connection with a Change of Control or other transaction that is not carried out as a means to evade the terms of this definition and (z) any other Person and its Subsidiaries that is one of the ten largest competitors of Virgin or its Affiliates in each of the commercial airline, electronic media distribution or music retailing industries as measured by worldwide revenues at the time the relevant nomination, Transfer or Change of Control occurs (understanding that the names set forth herein may not be the formal legal names of such Persons): British Airways, Continental Airlines, Delta Air Lines, AMR Corporation, UAL Corporation, US Airways Group, Qantas Airways, Air New Zealand Limited, British Midland, Lufthansa, Viacom, Inc., HMV Media Group, Trans World Entertainment Corp, BT Wireless Ltd, BT plc, Orange SA, France Telecom, Telstra, Telefonica, Telecom Italia, Telecom Italia Mobile, Vodafone Group, Hutchison Whampoa, Bertelsman A.G., EMI Group, Sony Music Entertainment, Universal Music Group, Vivendi Universal S.A., British Sky Broadcasting Ltd., Tiscali Italia S.p.a., the Carphone Warehouse and Warner Music Group, provided however that for the avoidance of doubt Sprint and its Affiliates and any Ultimate Corporate Parent of Sprint and its Affiliates shall not be deemed to be such a Person as is referred to in this sub-clause (1)(i); and (ii) with respect to Sprint, any Person that together with its Affiliates (A) is primarily engaged, directly or indirectly, in the business of providing any Telecommunications Services or (B) derives at least $1 billion in annual revenues (based on the latest available financial statements at the time the relevant nomination, Transfer or Change of Control occurs, which threshold will be adjusted as of the first day of each calendar year based on changes in the CPI from the date hereof) from the provision of any Telecommunications Services; and

(2) For the purposes of Section 2.6(ii): (i) with respect to Virgin, any person which by itself or by its Affiliates (A) generates annual revenues of $500 million or more from Telecommunication Services (based on the latest available financial statements at the time the relevant Change of Control occurs, which threshold will be adjusted as of the first day of each calendar year based on changes in the Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average for All Items, as published by the United States Department of Labor Bureau of Labor Statistics, or any successor organization, from the date hereof) or (B) is, or has an equity stake in excess of fifty percent (50%) in, one of the ten (10) largest competitors of Virgin or its Affiliates in any of the commercial airline, electronic media distribution, physical entertainment retailing, telecommunications or retail financial services industries as measured by worldwide revenues at the time the relevant Change of Control occurs, and (x) such person’s holding companies, Affiliates or subsidiaries as of the date hereof and (y) any other person that becomes a holding company, Affiliate or subsidiary of any such person subsequent to the date hereof other than in connection with a Change of Control or other transaction that is not carried out as a means to evade the terms of this definition; (ii) with respect to Sprint, any Person that together with its Affiliates (A) is primarily engaged, directly or indirectly, in the business of providing any Telecommunications Services or (B) derives at least $1 billion in annual revenues (based on the latest available financial statements at the time the relevant nomination, Transfer or Change of Control occurs, which threshold will be adjusted as of the first day of each calendar year based on changes in the CPI from the date hereof) from the provision of any Telecommunications Services; and (iii) with respect to the Company, any Person (other than Virgin, Sprint and their respective Affiliates) that has a share of the mobile telecommunications market in the United States of America, the U.S. Virgin Islands or Puerto Rico, as measured by the number of subscribers, equal to or exceeding ten percent (10%); and

For purposes of this definition, the term “Telecommunications Services” means services commonly associated with telecommunications, including without limitation, (i) wireline local and long distance telecommunications services, (ii) voice and data telecommunications services, (iii) Internet transport, hosting, security and managing services, and (iv) wireless services.

“Equity Securities” means any and all shares of common stock of the Company and any securities issued in respect thereof, including (i) Common Stock, which is entitled to one vote per share on all matters upon which stockholders are entitled to vote; (ii) Class B common stock of the Company, which is entitled to a number of votes per share on all matters upon which stockholders are entitled to vote that is equal to the number of shares of Class A common stock into which the partnership units in the Operating Partnership then held by the holder of such Class B common stock is exchangeable pursuant to the terms of the Charter and the Limited Partnership Agreement; (iii) Class C common stock of the Company, which is entitled to one vote per share on all matters upon which stockholders are entitled to vote and is convertible into Class A common stock on a one-for-one basis at any time; (iv) securities of the Company or the Operating Partnership convertible into, or exchangeable for, such shares, and options, warrants or other rights to acquire such shares; and (v) any securities issued in substitution for the securities described in clauses (i)-(iv) above in connection with any conversion, exchange, stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Exchange” means the New York Stock Exchange or such other stock exchange or securities market on which the Common Stock is at any time listed or quoted.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles, as in effect in the United States of America from time to time.

“Independent Designee” has the meaning assigned to such term in Section 2.1(a).

“Independent Director” shall mean an “independent director” as such term is used in the listing requirements of the Exchange.

“Initial Public Offering” has the meaning assigned to such term in the recitals.

“Initial Public Offering Closing Date” means the date of consummation of the Initial Public Offering.

“Limited Partnership Agreement” shall mean the limited partnership agreement of the Operating Partnership, dated October 16, 2007, as it may be amended from time to time.

“Losses” has the meaning assigned to such term in Section 4.1.

“New Issuance” has the meaning assigned to such term in Section 3.3(a).

“Notice of Election” has the meaning assigned to such term in Section 3.2(b).

“Notice of Issuance” has the meaning assigned to such term in Section 3.3(b).

“Offeree Stockholders” has the meaning assigned to such term in Section 3.2(a).

“Operating Partnership” means Virgin Mobile USA, L.P., a Delaware limited partnership, or any successor thereto.

“Option Period” has the meaning assigned to such term in Section 3.2(b).

“Permitted Transferee” shall mean an Affiliate of a Stockholder; provided, however, that prior to consummation of a Transfer to such Transferee, such Transferee shall agree in writing in the form attached as Exhibit A hereto to become party to, and to be bound by and to comply with all applicable provisions of, this Agreement. For the avoidance of doubt, (A) with respect to Virgin, Permitted Transferees shall include (i) Sir Richard Branson, (ii) any trust or other entity created by Sir Richard Branson or any member of his family, the principal beneficiaries of which are Sir Richard Branson and/or members of his family, (iii) any spouse of Sir Richard Branson or any lineal descendants (whether natural or adopted) of Sir Richard Branson’s grandparents and their spouses, (iv) any personal representative of Sir Richard Branson or any of the Persons referred to in (iii) above acting within that capacity and (v) any trust or other entity which is directly or indirectly controlled by any person or entity referred to in clauses (i) through (iv) above or by any combination of them and (B) any third party acquirer of Equity Securities from a Stockholder, other than a third party acquirer of the Ultimate Corporate Parent of Virgin or Sprint, shall not be considered a Permitted Transferee and shall not succeed as a party to this Agreement.

“Percentage Interest” shall mean, at the time of determination with respect to any Stockholder, the voting power collectively held by such Stockholder and its Affiliates as a percentage of the voting power attributable to all shares of Voting Securities then outstanding.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, estate, unincorporated organization, government or any agency or political subdivisions thereof or any group comprised of two or more of the foregoing.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of October 16, 2007, among the Company and each of the Stockholders and the other parties thereto.

“Registration Statement” means a registration statement on Form S-1 (File No. 333-142524) filed by the Company with the Securities and Exchange Commission in connection with the Initial Public Offering.

“Sale Notice” has the meaning assigned to such term in Section 3.2(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Simple Majority” shall mean a majority of the Directors present at a meeting which has been duly called and at which a quorum was present at the time any matter is being voted upon.

“Subscription Right Pro Rata Share” has the meaning assigned to such term in Section 3.3(a).

“Sprint Designee” means any Director designated by Sprint pursuant to Section 2.1(a) of this Agreement.

“Stockholder” has the meaning set forth in the recitals.

“Stockholder Designees” has the meaning assigned to such term in Section 2.1(a).

“Stockholder Indemnitee” has the meaning assigned to such term in Section 4.1.

“Subject Securities” has the meaning assigned to such term in Section 3.2(a).

“Subsidiary” means (i) any corporation of which a majority of the securities entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned by another entity, either directly or indirectly, and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which an entity is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner.

“Supermajority” shall mean a majority of all Directors then serving on the Board at the time of the applicable vote.

“Tax Receivable Agreement” shall mean that certain tax receivable agreement, dated October 16, 2007, between the Company and Corvina.

“Transaction Agreements” has the meaning assigned to such term in Section 4.8.

“Transfer” (including the terms “Transferring” and “Transferred”) means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Equity Securities beneficially owned by a Person or any interest in any Equity Securities beneficially owned by a Person.

“Transferee” means any Person to whom any Stockholder or any Transferee thereof Transfers Equity Securities of the Company in accordance with the terms hereof.

“Ultimate Corporate Parent” shall mean (i) with respect to Virgin and any Permitted Transferee of Virgin, the top holding company entity controlled by (1) Richard

Branson, (2) the trustees of any trust created by Richard Branson, the principal beneficiaries of which are Richard Branson and/or members of his family, (3) any spouse of Richard Branson, any lineal descendant of Richard Branson’s grandparents, (4) any personal representative of Richard Branson or any of the Persons referred to in (3) above acting within that capacity or (5) any Person which is directly or indirectly controlled by any Person referred to in (1) – (4) above or any combination of them; (ii) with respect to Sprint and any Permitted Transferee of Sprint, Sprint Nextel Corporation; or (iii) with respect to any of the above, such other corporate or similar entity which is the legal successor of such Ultimate Corporate Parent or which becomes the holder of the legal title to all or substantially all of the assets of such Ultimate Corporate Parent.

If, at any time, a Person’s Ultimate Corporate Parent, as named in clauses (i) through (iii) above, as the case may be, ceases to control such Person, then the provisions of this Agreement shall cease to apply to such named Ultimate Corporate Parent, but will apply to the corporate or similar entity determined to be such Person’s Ultimate Corporate Parent in accordance with clause (iii) above, provided that the foregoing shall not affect the rights and remedies that may be available hereunder as a result of such change in control (if any).

“Virgin Controlled Entities” shall mean the Ultimate Corporate Parent of Virgin and all of its Affiliates.

“Virgin Designee” means any Director designated by Virgin pursuant to Section 2.1(a) of this Agreement.

“Virgin Trademark License Agreement” shall mean the Trademark License Agreement between Virgin Enterprises Limited and the Company, regulating the use of the “Virgin” brand by the Company, dated as of October 16, 2007.

“Voting Securities” means, at any time, any class of Equity Securities of the Company, which are then entitled to vote generally in the election of Directors.

SECTION 1.2. Other Definitional Provisions. (a) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article and Section references are to this Agreement unless otherwise specified.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

CORPORATE GOVERNANCE

SECTION 2.1. Board Representation. (a) Effective as of the Initial Public Offering Closing Date and, subject to this Section 2.1, the Board shall be comprised of ten (10) Directors of whom:

(i) three (3) shall be designees of Sprint (such persons, the “Sprint Designees”); provided, however, that (A) if at any time the Percentage Interest held by Sprint is less than twenty-five percent (25%) but more than or equal to ten percent (10%), then Sprint shall have the right to designate two (2) Directors to the Board; (B) if at any time the Percentage Interest held by Sprint is less than ten percent (10%) but more than or equal to five percent (5%), then Sprint shall have the right to designate one (1) Director to the Board; and (C) subject to the second succeeding proviso, if at any time the Percentage Interest held by Sprint is less than five percent (5%), then Sprint shall not have the right to designate any Directors to the Board pursuant to this Agreement; provided that for the purposes of clauses (A), (B) and (C) above, any increase in the Percentage Interest held by Sprint subsequent to the date of any determination shall not increase the number of Directors that Sprint has the right to designate pursuant to this Section 2(a)(i); and provided, further, that so long as the Amended and Restated PCS Services Agreement remains in effect, Sprint shall have the right to designate one (1) Director to the Board, irrespective of Sprint’s Percentage Interest.

(ii) three (3) shall be designees of Virgin (such persons, the “Virgin Designees” and, together with the Sprint Designees, the “Stockholder Designees”); provided, however, that (A) if at any time the Percentage Interest held by Virgin is less than twenty-five percent (25%) but more than or equal to ten percent (10%), then Virgin shall have the right to designate two (2) Directors to the Board; (B) if at any time the Percentage Interest held by Virgin is less than ten percent (10%) but more than or equal to five percent (5%), then Virgin shall have the right to designate one (1) Director to the Board; and (C) subject to the second succeeding proviso, if at any time the Percentage Interest held by Virgin is less than five percent (5%), then Virgin shall not have the right to designate any Directors to the Board pursuant to this Agreement; provided that for the purposes of clauses (A), (B) and (C) above, any increase in the Percentage Interest held by Virgin subsequent to the date of any determination shall not increase the number of Directors that Virgin has the right to designate pursuant to this Section 2.1(a)(ii); and provided, further, that so long as the Virgin Trademark License Agreement remains in effect, Virgin shall have the right to Designate one (1) Director to the Board, irrespective of Virgin’s Percentage Interest;

(iii) three (3) shall be Independent Directors (any Independent Director, an “Independent Designee” and collectively, the Independent Designees”); and

(iv) one (1) shall be the Chief Executive Officer of the Company in office at the time of designation (the “CEO Designee”), unless otherwise determined by a Supermajority of Directors, and who shall initially be Daniel H. Schulman.

(b) Sprint and Virgin shall provide each other with written notice of the name of their respective Stockholder Designees five (5) business days prior to nominating any such Stockholder Designee to serve on the Board;

(c) (i) Sprint shall not nominate a Stockholder Designee that is then serving as a director, member, partner, executive officer, other employee or agent of a Direct Strategic Competitor of Virgin; and (ii) Virgin shall not nominate a Stockholder Designee that is then serving as a director, member, partner, executive officer, other employee or agent of a Direct Strategic Competitor of Sprint. In the event that a Stockholder Designee serving as Director becomes otherwise ineligible to be nominated by Sprint or Virgin, as the case may be, pursuant to this Section 2.1(c), then Sprint or Virgin, as applicable, shall use its reasonable best efforts to cause the removal or resignation of such Stockholder Designee within one year after such Stockholder Designee becomes ineligible.

(d) Notwithstanding anything to the contrary provided elsewhere in this Agreement, on the date (the “Controlled Company Event Date”) that is one year after the date on which the Company ceases to qualify as a “controlled company” within the meaning of the rules of the Exchange (a “Controlled Company Event”), Virgin shall cease to have the right to designate more than two (2) Virgin Designees and Sprint shall cease to have the right to designate more than two (2) Sprint Designees. Immediately prior to the occurrence of the Controlled Company Event Date, each of Virgin and Sprint shall use its reasonable best efforts to cause the removal or resignation of the appropriate number of their respective Stockholder Designees. The vacancies created thereby shall be filled with a number of Independent Directors, and/or the size of the Board shall be decreased to eliminate any further vacancies, in each case such that the number of Independent Directors shall thereafter constitute at least a majority of the Board. Notwithstanding the foregoing, upon a Controlled Company Event the Board shall be entitled to determine (in compliance with Sections 2.5(b) and 2.6) that it is desirable to increase the size of the Board and to fill the vacancies created thereby with a number of Independent Directors such that the number of Independent Directors shall thereafter constitute at least a majority of the Board, in which case the other provisions described in this Section 2.1(d) need not be complied with.

(e) If at any time the Board is required by Applicable Law to have additional Independent Directors beyond those provided for in this Agreement, each Stockholder shall use its reasonable best efforts to cause the size of the Board to be increased to such number as is necessary to comply with Applicable Law. Each vacancy thus created shall be filled with an Independent Director.

(f) Any Person to be designated to the Board as an Independent Director (including any Independent Designee) shall be nominated by the Audit Committee of the Board (as described below), provided that, so long as any Stockholder has the right to designate at least one Director pursuant to this Section 2.1, each Independent Director shall be reasonably acceptable to each such Stockholder.

(g) For so long as (i) the Company qualifies as a “controlled company” within the meaning of the rules of the Exchange and (ii) either Virgin or Sprint (or their respective Permitted Transferees) has the right pursuant to this Section 2.1 to designate three (3) Directors, Virgin or Sprint (or their Permitted Transferees) as the case may be, shall have the right to designate one of its Stockholder Designees as the Chairman of the Board; provided, however, that if both Virgin and Sprint (or their respective Permitted Transferees) have the right pursuant to this Section 2.1 to designate three (3) Directors, then each of Virgin and Sprint (or their Permitted Transferees) shall have the right to designate one of its Stockholder Designees as a Co-Chairman of the Board and such Co-Chairman shall rotate the administrative duties of such position. If the Chairman of the Board is not otherwise designated pursuant to the foregoing provisions of this Section 2.1(g), the Board shall fill such position with a Director who is not an executive or otherwise employed by the Company or its Subsidiaries.

(h) To the fullest extent permitted by law, the Company and the Stockholders shall take such actions as may be required under Applicable Law to cause the Board to consist of the number of Directors specified in this Section 2.1.

(i) The Company agrees to include in the slate of nominees recommended by the Board the Stockholder Designees, the CEO Designee and each Independent Designee and to use its reasonable best efforts to cause the election of each such designee to the Board, including nominating such individuals to be elected as Directors as provided herein.

(j) In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any Director who is a Stockholder Designee, CEO Designee or Independent Designee, the Company hereby agrees to take, at any time and from time to time, all actions necessary to cause the vacancy created thereby to be filled as soon as practicable by a new Stockholder Designee, CEO Designee or Independent Designee, as the case may be, who is designated in the manner specified in this Section 2.1.

(k) Each of the Stockholders agrees to vote, or act by written consent with respect to, any Voting Securities beneficially owned by it, at each annual or special meeting of stockholders of the Company at which Directors are to be elected or to take all actions by written consent in lieu of any such meeting as are necessary to cause the Stockholder Designees, the CEO Designee and the Independent Designees to be elected to the Board as provided in this Section 2.1. Each of the Stockholders agrees to use its commercially reasonable best efforts to cause the election of each such designee to the Board, including nominating such individuals to be elected as members of the Board. In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal (with or without cause) of any Director designated pursuant to Section 2.1(a) and the remaining Directors pursuant to Section 2.1(j) have not caused the vacancy created thereby to be filled by a new Stockholder Designee, Independent Designee or CEO Designee, as applicable, then in such case each Stockholder hereby agrees to take, at any time and from time to time, all actions necessary to fill such vacancy as provided in Section 2.1(j). Upon the written request of any Stockholder, each other Stockholder shall vote, or act by written consent with respect to, all Voting Securities beneficially owned by him or it and otherwise take or cause to be taken all actions necessary to remove any Director designated by such Stockholder and to elect any replacement Director designated by such Stockholder. Unless any Stockholder shall otherwise request in writing, no other Stockholder shall take any action to cause the removal of any Directors designated by such Stockholder.

(l) In the event that a Stockholder shall cease to have the right to designate one or more Directors in accordance with this Section 2.1 such Stockholder shall use its reasonable best efforts to cause the removal or the resignation of the applicable designee or designees of such Stockholder, if any, and the Directors remaining in office shall decrease the size of the Board to eliminate such vacancy; provided that in the case of a Controlled Company Event the Directors remaining in office shall be entitled to fill such vacancy or vacancies with additional Independent Designees in accordance with Section 2.1(d).

(m) The Company shall compensate each Stockholder Designee in the same manner and to the same extent as it compensates its other non-employee directors and shall reimburse each Stockholder Designee for their reasonable out-of-pocket expenses incurred by them for the purpose of attending meetings of the Board or committees thereof.

(n) The rights of the Stockholders pursuant to this Section 2.1 are personal to the Stockholders and shall not be exercised by any Transferee other than a Permitted Transferee.

SECTION 2.2. Committees.

(a) The Company shall establish a compensation committee that shall perform the functions usually reserved for a compensation committee (the “Compensation Committee”); provided, that such Compensation Committee shall at all times be composed of three (3) Directors and as long as any Stockholder has the right to designate at least one (1) Director pursuant to Section 2.1, the Company shall cause the Compensation Committee of the Board to include one Stockholder Designee of such Stockholder if such Stockholder so designates; and provided, further, that if any such Stockholder Designee is not eligible for membership on such Compensation Committee under Applicable Law, then for so long as Applicable Law so provides, such Compensation Committee of the Board shall not be required to include such Stockholder Designee (and to the extent that such Stockholder Designee serves on such Compensation Committee, the relevant Stockholder shall use its reasonable best efforts to secure the resignation of such Stockholder Designee from the Compensation Committee). Any vacancies on the Compensation Committee not filled in accordance with the immediately preceding sentence shall be filled by such Independent Designees determined by the Board.

(b) The Company shall establish an audit committee to perform the duties usually reserved for an audit committee (the “Audit Committee”), and certain other duties, including reviewing and recommending to the full Board (with related party Directors abstaining from any such Board vote) all material related party transactions and nominating Independent Directors; provided, that such Audit Committee shall at all times be composed of three (3) Independent Designees and shall at no time include a Virgin Designee or a Sprint Designee.

SECTION 2.3. Available Financial Information. (a) As long as any Stockholder has the right to designate at least one (1) Director pursuant to Section 2.1, the Company will deliver, or will cause to be delivered, the following to each such Stockholder:

(i) as soon as available after the end of each fiscal year of the Company and in any event within ninety (90) days thereafter (or such earlier date by which such information is required to be filed pursuant to the Exchange Act), (A) the annual financial statements required to be filed by the Company pursuant to the Exchange Act or (B) if the financial statements described in (A) are not required to be filed pursuant to the Exchange Act, a consolidated balance sheet of the Company and its Subsidiaries, in each case as of the end of such fiscal year, and consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries for such year, in each case prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by the opinion of independent public accountants of recognized national standing selected by the Company, and a comparison to the Company’s business plan for such year as approved by the Board; and

(ii) as soon as available after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company and in any event within forty-five (45) days thereafter (or such earlier date by which such information is required to be filed pursuant to the Exchange Act), (A) the quarterly financial statements required to be filed by the Company pursuant to the Exchange Act or (B) if the financial statements described in (A) are not required to be filed pursuant to the Exchange Act, a consolidated balance sheet of the Company and its Subsidiaries, in each case as of the end of each such quarterly period, and consolidated statements of income, retained earnings and cash flows of the Company and its Subsidiaries, in each case for such period and for the current fiscal year to date, in each case prepared in accordance with GAAP (subject to normal year-end audit adjustments) and setting forth in comparative form the figures for the corresponding periods of the previous fiscal year and a comparison to the Company’s business plan then in effect as approved by the Board in reasonable detail and certified by the principal financial or accounting officer of the Company.

(b) Other Information. The Company covenants and agrees to deliver to each Stockholder for as long as such Stockholder has the right to designate at least one (1) Director pursuant to Section 2.1, with reasonable promptness, such other information, including data and reports made available to any lender of the Company or any of its Subsidiaries under any credit agreement or otherwise, as from time to time may be reasonably requested by any such Stockholder.

SECTION 2.4. Access. The Company shall, and shall cause its Subsidiaries, officers, directors, employees, auditors and other agents to, until such time as such Stockholder shall no longer have the right to designate at least one (1) Director pursuant to Section 2.1, (a) afford the officers, employees, auditors, legal counsel and other agents of such Stockholder, during normal business hours and upon reasonable notice, reasonable access to its officers, employees, auditors, legal counsel, properties, offices, plants and other facilities and to all books and records, and (b) afford such Stockholder the opportunity to discuss the Company’s affairs, finances and accounts with the Company’s officers from time to time as each such Stockholder may reasonably request.

SECTION 2.5. Requirements for Board Action. (a) Except as provided in this Agreement or required by the laws of Delaware, all actions taken by the Board shall require the affirmative vote of a Simple Majority of the Directors present at a meeting which has been duly called and at which a quorum was present at the time such vote was taken. A quorum of the Board (without which a vote of the Board on any matter may not be held) will consist of at least a majority of the Directors then serving on the Board; provided, that the Sprint Designees and the Virgin Designees, respectively, shall have the right to cause the Board to postpone any such meeting for a period of up to seven (7) days from the time such meeting was originally scheduled; provided, further, that neither the Sprint Designees nor the Virgin Designees shall have the right to cause the Board to postpone any such meeting more than one time. The CEO Designee shall be responsible for proposing matters to the Board for its consideration, provided, that any Director may pose matters to the Board for its consideration.

(b) As long as any Stockholder has the right to designate at least one (1) Director pursuant to Section 2.1, the following actions shall require the affirmative vote of a Supermajority of Directors:

(i) the dissolution, liquidation or bankruptcy of the Company;

(ii) the creation or issuance of any debt or creation or issuance of any equity securities of the Company or its subsidiaries other than (a) any issuance of Equity Securities in connection with employment or director arrangements with the Company pursuant to any employee benefit plan of the Company adopted by the Board; (b) any issuance of securities in connection with the right of any holder of partnership units in the Operating Partnership, pursuant to the terms of the Charter and the Limited Partnership Agreement, to exchange such partnership units for shares of Common Stock; (c) any issuance of securities to holders of Class C common stock of the Company, in connection with the right of such holders, pursuant to the terms of the Charter, to convert their shares of Class C common stock of the Company into shares of Common Stock; and (d) any issuance of securities in accordance with the Tax Receivable Agreement;

(iii) amending the By-laws of the Company;

(iv) changing the size of the Board;

(v) the incurrence by the Company or any of its subsidiaries of indebtedness in an amount in excess of $50,000,000 or entering into or amending any agreement pursuant to which the Company or any of its subsidiaries has incurred or may incur indebtedness in an amount in excess of $50,000,000; and

(vi) the adoption of a material change to the strategy or business of the Company.

SECTION 2.6. Sprint and Virgin Consent. Notwithstanding anything to the contrary contained herein and subject to Section 2.1 of this Agreement, in addition to the affirmative vote of a Supermajority of Directors, the following actions shall require the consent or a waiver of consent of each of the Stockholders; provided, that the consent or a waiver of consent of a Stockholder shall not be required in the event that such Stockholder holds a Percentage Interest that is less than ten percent (10%) at the time of such action:

(i) the merger (except for any mergers with wholly-owned subsidiaries), consolidation, reorganization or sale of all or substantially all of the assets of the Company;

(ii) the Change of Control of the Company to a Direct Strategic Competitor of Sprint, Virgin or the Company;

(iii) the dissolution or liquidation of the Company;

(iv) sale of assets representing 50% or more of the assets of the Company based on the most recently available audited balance sheet of the Company;

(v) changing the size of the Board;

(vi) amending the provisions of the By-laws of the Company that give effect to Section 2.1 or this Section 2.6; and

(vii) the issuance of new shares of equity securities of the Company other than (a) any issuance of Equity Securities in connection with employment or director arrangements with the Company pursuant to any employee benefit plan of the Company adopted by the Board; (b) any issuance of securities in connection with the right of any holder of partnership units in the Operating Partnership, pursuant to the terms of the Charter and the Limited Partnership Agreement, to exchange such partnership units for shares of Common Stock; (c) any issuance of securities to holders of Class C common stock of the Company, in connection with the right of such holders, pursuant to the terms of the Charter, to convert their shares of Class C common stock of the Company into shares of Common Stock; and (d) any issuance of securities in accordance with the Tax Receivable Agreement.

Notwithstanding the consent or waiver of consent of a Stockholder to any of the foregoing actions, such consent or waiver shall not constitute a consent or waiver of any other right of a Stockholder under any other agreements, including, but not limited to, the Amended and Restated PCS Services Agreement and the Virgin Trademark License Agreement.

SECTION 2.7. Preferred Provider Status. So long as Virgin’s Percentage Interest is at least ten percent (10%), Virgin covenants and agrees that, subject to the next to last sentence of this Section 2.7, for the period beginning on the date hereof and ending on the termination date of the Amended and Restated PCS Services Agreement, (i) the Virgin Controlled Entities shall not, either directly or indirectly, individually or jointly, own in excess of ten percent (10%) of the equity interests of any Person (other than the Company) that provides mobile telecommunications services in the United States of America, the U.S. Virgin Islands or Puerto Rico, and (ii) Virgin shall not, and Virgin shall cause each of the Virgin Controlled Entities not to, license or transfer any mobile telecommunications or mobile telecommunications-related intellectual property to any providers of mobile telecommunications services in the United States of America, the U.S. Virgin Islands or Puerto Rico other than the Company and its Subsidiaries, Sprint or any of Sprint’s Affiliates. Notwithstanding the foregoing, the provisions of this Section 2.7 will be inapplicable to, and will not prohibit, restrict or limit, the ability or right of the Virgin Controlled Entities to use wireless devices to enhance core services to their customers; such devices will exclude those operating on a public communications network for mobile devices, but will include, without limitation, Virgin Atlantic or Virgin America airphones and other wireless communication devices for, in each case, in-flight use, wireless music listening devices for in-store use in Virgin Megastores, and any other wireless communication device for use on a closed, or effectively closed, network. This Section 2.7 shall survive any termination of this Agreement or sale of Equity Securities by Sprint (for so long as the Amended and Restated PCS Services Agreement has not terminated, in which case, this Section 2.7 shall cease to apply).

ARTICLE III

TRANSFERS

SECTION 3.1. Rights and Obligations of Transferees. (a) No Transferee of any Stockholder, except a Permitted Transferee, shall be entitled to any rights under this Agreement. A Permitted Transferee shall become a party to this Agreement and shall be permitted to exercise all rights of the Transferring Stockholder under this Agreement with respect to Equity Securities Transferred.

(b) Notwithstanding anything to the contrary in this Agreement, no Transferee which is not a Permitted Transferee shall become a party to this Agreement or otherwise be bound by any of the terms and conditions of this Agreement.

SECTION 3.2. Right of First Offer by Stockholders. (a) If a Stockholder (for purposes of this Section 3.2, a “Selling Stockholder”) proposes to Transfer (unless the proposed Transfer is a Permitted Transfer, in which case the following provisions need not be complied with) all or any portion of its Equity Securities (the amount of Equity Securities proposed to be Transferred by the Selling Stockholder, the “Subject Securities”), such that the consummation of the proposed sale of the Subject Securities would result in a Controlled Company Event, the Selling Stockholder shall deliver a written notice of its intention to sell (a “Sale Notice”) to the other Stockholders that are not Affiliates of the Selling Stockholder (collectively, the “Offeree Stockholders”) setting forth the number of Subject Securities proposed to be Transferred, the terms and conditions pursuant to which the Selling Stockholder is offering to sell such Subject Securities and an irrevocable offer to sell the Subject Securities to the Offeree Stockholders in accordance the terms of this Section 3.2.

(b) Upon receipt of a Sale Notice, the Offeree Stockholders shall have the right to elect to purchase at the price and on the terms and conditions stated in the Sale Notice, either (i) all of the Subject Securities described in the Sale Notice or (ii) a portion of Subject Securities that would allow the Company to avoid such Controlled Company Event. In the event that the Offeree Stockholders elect to purchase any of the Subject Securities, the Offeree Stockholders shall so notify the Selling Stockholder within ten (10) Business Days (the “Option Period”) after the receipt by such party of the Sale Notice. Any such election shall be made by written notice (a “Notice of Election”) to the Selling Stockholder.

(c) If a Notice of Election shall have been delivered to the Selling Stockholder, the Selling Stockholder shall sell such Subject Securities designated in the Notice of Election to the Offeree Stockholders at the price and on the terms and conditions stated in the Sale Notice; provided that if more than one Offeree Stockholder delivers a Notice of Election, the Subject Securities shall be sold to such Offeree Stockholders pro rata on the basis of the number of Subject Securities that each such Offeree Stockholder elected to purchase as set forth in such Offeree Stockholder’s Notice of Election.

(d) The closing of the sale of any Subject Securities to the Offeree Stockholders shall take place at the offices of the Company, or such other location as the parties to the sale may mutually select, on a date the parties may mutually select, no later than fifteen

(15) Business Days following the expiration of the Option Period (or upon the expiration of such longer period required to obtain any necessary regulatory approvals). At such closing, the Selling Stockholder shall deliver a certificate or certificates for the Subject Securities to be sold, accompanied by stock powers with signatures guaranteed and all necessary stock transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor by certified or official bank check or by wire transfer of immediately available funds.

(e) If the Offeree Stockholders (and/or their assignees) do not elect to purchase the Subject Securities designated in the Sale Notice by the end of the Option Period, such Subject Securities may be sold to any Person for a period of 180 days following the expiration of the Option Period at a price not lower than the price specified in the Sale Notice and on other terms and conditions not more favorable to the purchaser than those specified in the Sale Notice; provided, however, that the preceding restrictions on the price and terms and conditions of any such sale shall not apply to sales made pursuant to an effective registration statement under the Securities Act, pursuant to Rule 144 of the Securities Act or otherwise, in each case based on the prevailing market price of the Subject Securities on the Exchange or any other public trading medium at the time that any such sale is effected. Any such Subject Securities not sold by such 180th day shall again be subject to the restrictions contained in this Section 3.2.

(f) The provisions of this Section 3.2 shall terminate upon the occurrence of a Controlled Company Event as a result of the sale of Equity Securities in accordance with this Section 3.2 or otherwise.

SECTION 3.3. Subscription Rights. (a) Each Stockholder shall have the right to purchase its Subscription Right Pro Rata Share (as defined below) of newly issued Equity Securities that the Company may from time to time following the Initial Public Offering propose to issue (a “New Issuance”). A Stockholder’s “Subscription Right Pro Rata Share” shall be, at any given time, that proportion, calculated prior to any proposed new issuance, which the number of Equity Securities owned by such Stockholder at such time bears to the total number of Equity Securities outstanding at such time, including in each case the number of shares of Common Stock for which any outstanding partnership interests of the Operating Partnership are then exchangeable.

(b) In the event the Company proposes to undertake a New Issuance, it shall give the Stockholders a written notice (the “Notice of Issuance”) of its intention to sell such Equity Securities, the price, the identity of the purchaser and the principal terms upon which the Company proposes to issue the same. Subject to Section 3.3(a), each Stockholder shall have ten (10) Business Days from the delivery date of any Notice of Issuance to elect to purchase a number of Equity Securities up to its Subscription Right Pro Rata Share of Equity Securities (in each case calculated prior to the issuance) for the price and upon the terms specified in the Notice of Issuance by giving written notice to the Company and stating therein the number of Equity Securities to be purchased.

(c) In the event that any Stockholder fails to purchase all of its Subscription Right Pro Rata Share pursuant to this Section 3.3, the Company shall have 180 days after the date of the Notice of Issuance to consummate the sale of the Equity Securities with respect to which such Stockholder’s subscription right was not exercised, at or above the price and upon terms not more favorable to the purchasers of such Equity Securities than the terms specified in the initial Notice of Issuance given in connection with such sale; provided, however, that the preceding restrictions on the price and terms and conditions of any such sale shall not apply to sales based on the prevailing market price of such Equity Securities on the Exchange or any other public trading medium at the time that any such sale is effected.

(d) The parties hereby agree that the subscription rights described in this Section 3.3 shall not be exercisable with respect to any issuance by the Company or any Subsidiary of the Company of the following securities:

(i) any issuance of securities to officers, employees or directors of the Company in connection with such person’s employment or director arrangements with the Company pursuant to any employee benefit plan of the Company adopted by the Board; or

(ii) any issuance of securities in connection with the right of any holder of partnership units in the Operating Partnership, pursuant to the terms of the Charter and the Limited Partnership Agreement, to exchange such partnership units for shares of Common Stock;

(iii) any issuance of securities to holders of Class C common stock of the Company, in connection with the right of such holders, pursuant to the terms of the Charter, to convert their shares of Class C common stock of the Company into shares of Common Stock; or

(iv) any issuance of securities in accordance with the Tax Receivable Agreement.

SECTION 3.4. Void Transfers. Any Transfer or attempted Transfer of Equity Securities in violation of any provision of this Agreement shall be void.

ARTICLE IV

MISCELLANEOUS

SECTION 4.1. Stockholder Indemnification; Reimbursement of Expenses.

(a) To the fullest extent permitted by law, the Company agrees to indemnify and hold harmless each Stockholder, their respective stockholders, directors, members, managers, partners, officers and employees and their Affiliates (and controlling persons thereof, and the respective stockholders, directors, members, managers, partners, officers and employees and Affiliates of such controlling persons) (each, a “Stockholder Indemnitee”) from and against any and all liability, including, without limitation, all obligations, costs, fines, penalties, claims, actions, injuries, demands, suits, judgments, proceedings, investigations, arbitrations (including stockholder claims, actions, injuries, demands, suits, judgments, proceedings, investigations or arbitrations) and reasonable expenses, including reasonable accountant’s and reasonable attorney’s fees and expenses (together the “Losses”), as incurred by such Stockholder

Indemnitee before or after the date of this Agreement and arising out of, resulting from, or relating to (i) such Stockholder Indemnitee’s purchase and/or ownership of any Equity Securities or (ii) any litigation to which any Stockholder Indemnitee is made a party in its capacity as a Stockholder or owner of securities (or a partner, director, officer, member, manager, employee, Affiliate or controlling person of any Stockholder Indemnitee) of the Company; and will reimburse each Stockholder Indemnitee for any legal and other expenses reasonably incurred in connection with investigating and defending or settling any such obligation, cost, fine, penalty, claim, action, injury, demand, suit, judgment, proceeding, investigation or arbitration; provided that the foregoing indemnification rights in this Section 4.1 shall not be available to the extent, but only to the extent, that (a) any such Losses are incurred as a direct result of such Stockholder Indemnitee’s willful misconduct or gross negligence; (b) any such Losses are incurred as a direct result of non-compliance by such Stockholder Indemnitee with any laws or regulations applicable to any of them; (c) any such Losses are incurred as a direct result of non-compliance by such Stockholder Indemnitee with its obligations under this Agreement or any Transaction Agreements or any related agreements or instruments to which such Stockholder Indemnitee is or becomes a party or otherwise becomes bound (for the avoidance of doubt, this provision shall not affect any indemnification or other rights or obligations arising under any such Transactions Agreements or any related agreements or instruments); or (d) subject to the rights of contribution provided for below, to the extent indemnification for any Losses would violate any applicable law, regulation or public policy. For purposes of this Section 4.1, none of the circumstances described in the limitations contained in the proviso in the immediately preceding sentence shall be deemed to apply absent a final non-appealable judgment of a court of competent jurisdiction to such effect, in which case to the extent any such limitation is so determined to apply to any Stockholder Indemnitee as to any previously advanced indemnity payments made by the Company under this Section 4.1, then such payments shall be promptly repaid by such Stockholder Indemnitee to the Company. The rights of any Stockholder Indemnitee to indemnification hereunder will be in addition to any other rights any such party may have under this Agreement or any other agreement or instrument referenced above or any other agreement or instrument to which such Stockholder Indemnitee is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation. In the event of any payment of indemnification pursuant to this Section 4.1, so long as any Stockholder Indemnitee is fully indemnified for all Losses, the Company will be subrogated to the extent of such payment to all of the related rights of recovery of the Stockholder Indemnitee to which such payment is made against all other Persons. Such Stockholder Indemnitee shall execute all papers reasonably required to evidence such rights. The Company will be entitled at its election to participate in the defense of any third party claim upon which indemnification is due pursuant to this Section 4.1 or to assume the defense thereof, with counsel reasonably satisfactory to such Stockholder Indemnitee unless, in the reasonable judgment of the Stockholder Indemnitee, a conflict of interest between the Company and such Stockholder Indemnitee may exist, in which case such Stockholder Indemnitee shall have the right to assume its own defense and the Company shall be liable for all reasonable expenses therefor. Except as set forth above, should the Company assume such defense all further defense costs of the Stockholder Indemnitee in respect of such third party claim shall be for the sole account of such party and not subject to indemnification hereunder unless (i) the Company agrees to pay such costs or (ii) the Company fails promptly to assume, or in the event of a conflict of interest cannot assume, the defense of such claim or proceeding or fails to employ counsel reasonably satisfactory to such Stockholder Indemnitee, in which case such Stockholder Indemnitee shall have the right to employ counsel and to assume the defense of such claim or proceeding. The Company will not without the prior written consent of the Stockholder Indemnitee consent to the entry of any judgment or effect any settlement of any threatened or pending third party claim in which such Stockholder Indemnitee is, or could have been, a party and be entitled to indemnification hereunder unless such settlement solely involves the payment of money and includes an unconditional release, in form and substance satisfactory to such Stockholder Indemnitee, of such Stockholder Indemnitee from all liability and claims that are the subject matter of such claim. If the indemnification provided for above is unavailable in respect of any Losses, then the Company, in lieu of indemnifying an Stockholder Indemnitee, shall contribute to the amount paid or payable by such Stockholder Indemnitee in such proportion as is appropriate to reflect the relative fault of the Company and such Stockholder Indemnitee in connection with the actions which resulted in such Losses, as well as any other equitable considerations. The relative fault of a Stockholder Indemnitee, on the one hand, and the Company, on the other hand, shall be determined by reference to, among other things, whether any action in question has been taken by such Stockholder Indemnitee or the Company, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action.

(b) The Company agrees to pay or reimburse (i) the Stockholders for (A) all reasonable costs and expenses (including reasonable attorneys fees, charges, disbursements and expenses) incurred in connection with any amendment, supplement, modification or waiver of any of the terms or provisions of this Agreement, the Transaction Agreements or any related agreements, and (B) in connection with any stamp, transfer, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement; and (ii) each Stockholder for all costs and expenses of such Stockholder (including reasonable attorneys fees, charges, disbursements and expenses) incurred in connection with (1) the consent to any departure by the Company or any of its Subsidiaries from the terms of any provision of this Agreement and (2) the enforcement or exercise by such Stockholder of any right granted to it or provided for hereunder.

SECTION 4.2. Effectiveness; Termination. This Agreement shall become effective upon consummation of the Initial Public Offering. Subject to the early termination of any provision as a result of an amendment to this Agreement agreed to by the Company and the Stockholders as provided under Section 4.3, this Agreement will terminate with respect to each Stockholder when such Stockholder no longer owns any Equity Securities of the Company; provided that (i) the provisions of Article II shall, with respect to each Stockholder, terminate as provided in the applicable Section of Article II, (ii) the provisions of Section 3.2 shall terminate as provided therein and (iii) Sections 3.1, 3.4, 4.1 and 4.3 of this Agreement shall not terminate and shall survive any termination of this Agreement. Nothing herein shall relieve any party from any liability for the breach of any of the agreements set forth in this Agreement.

SECTION 4.3. Amendments and Waivers. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective without the written approval of the Company and each Stockholder; provided, that any Stockholder may waive (in writing) the benefit of any provision of this Agreement with respect to itself for any purpose. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

SECTION 4.4. Successors, Assigns and Transferees. Except as otherwise provided in Section 3.1(b), this Agreement shall bind and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Stockholders may assign their respective rights and obligations hereunder to any Transferees only to the extent expressly provided herein.

SECTION 4.5. Legend. (a) All certificates or book entries, as the case may be, representing the Equity Securities held by each Stockholder shall bear a legend substantially in the following form:

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] ARE SUBJECT TO A STOCKHOLDERS’ AGREEMENT (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY). NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH STOCKHOLDERS’ AGREEMENT AND (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER. THE HOLDER OF THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY], BY ACCEPTANCE OF SUCH SECURITIES, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH STOCKHOLDERS’ AGREEMENT.

(b) Upon the sale of any Equity Securities to a person other than a Permitted Transferee pursuant to (i) an effective registration statement under the Securities Act or pursuant to Rule 144 under the Securities Act or (ii) another exemption from registration under the Securities Act or upon the termination of this Agreement, the certificates or book entries representing such Equity Securities shall be replaced, at the expense of the Company, with certificates or book entries not bearing the legends required by this Section 4.5; provided that the Company may condition such replacement of certificates or book entries under clause (ii) upon the receipt of an opinion of securities counsel reasonably satisfactory to the Company.

SECTION 4.6. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient or, if not, then on the next Business Day, provided that a copy of such notice is also sent via nationally recognized overnight courier, specifying next day delivery, with written verification of receipt; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to such party’s address as set forth below or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:

If to the Company:	Virgin Mobile USA, Inc. 10 Independence Boulevard Warren, NJ 07059 Attention: General Counsel Telecopy: (908) 607-4017 Confirmation: (908) 607-4078

with a copy to: (which shall not constitute notice)	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attention: Alan M. Klein Joseph H. Kaufman Telecopy:(212) 455-2502

If to Virgin:	Corvina Holdings Limited La Motte Chambers La Motte Street St. Helier Jersey JE1 1BJ Channel Islands Attention: Abacus Secretaries (Jersey) Limited Telecopy: +44 1534 602000

with a copy to: (which shall not constitute notice)	c/o Virgin USA, Inc. 65 Bleecker Street, 6th floor New York, NY 10012 Attention: Frances Farrow Telecopy: (212) 497-9051 Confirmation: (212) 981-3923

and with a copy to: (which shall not constitute notice)	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attention: Alan M. Klein Joseph H. Kaufman Telecopy:(212) 455-2502

If to Sprint:	Sprint Ventures, Inc. 6200 Sprint Parkway KSOPHF0202-2B579 Overland Park, Kansas 66251 Attention: Vice President, Corporate Development Telecopy: (913) 523-2785 Confirmation: (913) 794-1351

with a copy to: (which shall not constitute notice)	Sprint Nextel Corporation 6200 Sprint Parkway KSOPHF0302-3B626 Overland Park, Kansas 66251 Attention: Legal Telecopy: (913) 523-9803 Confirmation: (913) 794-1509

with a copy to: (which shall not constitute notice)	King & Spalding LLP 1185 Avenue of the Americas New York, New York 10036 Attention: E. William Bates, II, Esq. Telecopy: (212) 556-2222 Confirmation: (212) 556-2100

SECTION 4.7. Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and, to the fullest extent permitted by law, to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the agreements and the intent of the parties hereunder.

SECTION 4.8. Entire Agreement. Except as otherwise expressly set forth herein, this Agreement, together with the other agreements entered into by the parties hereto in connection with the Initial Public Offering and filed as exhibits to the Registration Statement (collectively, the “Transaction Agreements”) embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that may have related to the subject matter hereof in any way.

SECTION 4.9. Enabling Clause. To the fullest extent permitted by law the Company hereby covenants and agrees to cause the Charter and By-laws to give effect to the terms and provisions contained in this Agreement. To the fullest extent permitted by law, each of the parties covenants and agrees to vote their Equity Securities and to take any other action reasonably requested by the Company or any Stockholder to amend the Charter and By-laws so as to give full effect to and to avoid any conflict with the provisions hereof.

SECTION 4.10. Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

SECTION 4.11. Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed in all respects by the laws of the State of Delaware. No suit, action or proceeding with respect to this Agreement may be brought in any court or before any similar authority other than in a court of competent jurisdiction in the State of New York, and the parties hereto hereby submit to the exclusive jurisdiction of such courts for the purpose of such suit, proceeding or judgment. Each party hereto hereby irrevocably waives any right it may have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority. Each of the parties hereto hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement and for any counterclaim therein.

SECTION 4.12. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein and the parties hereto shall use their reasonable best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

SECTION 4.13. Enforcement. Each party hereto acknowledges that money damages would not be an adequate remedy in the event that any of the covenants or agreements in this Agreement are not performed in accordance with its terms, and it is therefore agreed that in addition to and without limiting any other remedy or right it may have, the non-breaching party will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof.

SECTION 4.14. Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

SECTION 4.15. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, to the fullest extent permitted by law, the Company and each Stockholder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future stockholder, director, officer, employee, general or limited partner or member of any Stockholder or of any Affiliate or assignee thereof, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Stockholder or any current or future member of any Stockholder or any current or future stockholder, director, officer, employee, partner or member of any Stockholder or of any Affiliate or assignee thereof, as such for any obligation of any Stockholder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

SECTION 4.16. Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed by facsimile signature(s).

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IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date set forth in the first paragraph hereof.

VIRGIN MOBILE USA, INC.

By:	/s/ Peter Lurie
Name:	Peter Lurie
Title:	General Counsel

CORVINA HOLDINGS LIMITED

By:	/s/ Frank Dearie
Name:	Frank Dearie
Title:	Director

CORTAIRE LIMITED

By:	/s/ Frank Dearie
Name:	Frank Dearie
Title:	Director

SPRINT VENTURES, INC.

By:	/s/ Douglas B Lynn
Name:	Douglas B Lynn
Title:	Vice President

Exhibit A

Assignment and Assumption Agreement

Pursuant to the Stockholders Agreement, dated as of October 16, 2007 (the “Stockholders Agreement”), by and among Virgin Mobile USA, Inc., a Delaware corporation (the “Company”), Corvina Holdings Limited, a company incorporated in the British Virgin Islands (“Corvina”), Cortaire Limited, a company incorporated in the British Virgin Islands (“Cortaire” and together with Corvina, “Virgin”), Sprint Ventures, Inc., a Kansas corporation (“Sprint”) and each of the other signatories thereto,                     , (the “Transferor”) hereby assigns to the undersigned the rights that may be assigned thereunder with respect to the Equity Securities so Transferred, and the undersigned hereby agrees that, having acquired Equity Securities as permitted by the terms of the Stockholders Agreement, the undersigned shall assume the obligations of the Transferor under the Stockholders’ Agreement with respect to the Equity Securities so Transferred. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Stockholders’ Agreement.

Listed below is information regarding the Equity Securities:

Number and Class of Equity Securities

IN WITNESS WHEREOF, the undersigned has executed this Assumption Agreement as of                          , 20    .

[NAME OF TRANSFEREE]

Name:
Title:

Acknowledged by:
VIRGIN MOBILE USA, INC.

By:
Name:
Title: